Exhibit 99.(a)(52)

M E D I A R E L E A S E

Harmony’s Hostile Bid for Gold Fields Has Ended

Johannesburg 20 May 2005. The Board Gold Fields Limited (GFI: JSE and NYSE) (“Gold Fields”) is pleased with today’s decision by the High Court of South Africa stating that the offer by Harmony Gold Mining Company Limited (“Harmony”) lapsed on 18 December 2004 and that the offer cannot be revised or reinstated

Reflecting on the seven-month hostile bid, Gold Fields Chief Executive Ian Cockerill said: “It has been a long, drawn-out process, but here at Gold Fields we have already put it firmly behind us. We are looking ahead and focusing entirely on our Company’s operations and our future. We did not want this hostile bid, but during the offer period I believe we proved beyond doubt that Gold Fields is a strong and competitive gold player, with the assets, the people, the strength and the strategy to deliver superior value for our shareholders. Now our sole aim is to concentrate on further improving our performance and on growth.”

Cockerill concluded: “On behalf of the Board and everyone in Gold Fields, I would like to thank our shareholders for their support for the Company throughout this bid. I would also like to thank Gold Fields’ loyal employees for their commitment and perseverance. Along with everyone at Gold Fields, I remain 100% committed to delivering value and rewarding shareholders’ trust in this Company.”

-ends-

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian,   †British,   ‡American,    #Ghanaian.
Corporate Secretary: C Farell